Exhibit 4.22

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

Service Properties Trust, or the Company, we, us or our, has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, Common Shares of Beneficial Interest, $.01 par value per share, or the common shares. The common shares are listed on The Nasdaq Stock Market LLC, or Nasdaq.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following description of the terms of our shares of beneficial interest is a summary only. This summary is not complete and is qualified in its entirety by reference to the Company’s declaration of trust and bylaws and applicable Maryland law, including but not limited to provisions of Maryland law applicable to Maryland real estate investment trusts, or the Maryland REIT Law. The Company’s declaration of trust and bylaws are filed as exhibits to this Annual Report on Form 10-K.

General

Our declaration of trust authorizes us to issue up to an aggregate of 300,000,000 shares of beneficial interest, of which 200,000,000 are currently designated as common shares and 100,000,000 are currently designated as preferred shares of beneficial interest, without par value, or the preferred shares. 3,450,000 of our preferred shares were previously designated as 8 7/8% Series B Cumulative Redeemable Preferred Shares, none of which are currently issued and outstanding, 13,800,000 of our preferred shares were previously designated as 7% Series C Cumulative Redeemable Preferred Shares, none of which are currently issued and outstanding, and 12,650,000 of our preferred shares were previously designated as 7 1/8% Series D Cumulative Redeemable Preferred Shares, none of which are currently issued and outstanding.

Our declaration of trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class or series that we have authority to issue. Our declaration of trust further authorizes our Board of Trustees to reclassify any unissued shares from time to time by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of preferred shares or any new class or series of shares created by our Board of Trustees.

Common Shares

Voting rights. Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Holders of our common shares do not have cumulative voting rights in the election of Trustees. Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our bylaws, shareholders do not have the right to take any action by written consent. With respect to matters brought before a meeting of shareholders other than the election of Trustees, except where a different voting standard is required by any applicable law, the listing requirements of the principal securities exchange on which our common shares are listed or a specific provision of our declaration of trust or bylaws, a majority of all common shares entitled to vote at the meeting shall be required to approve the matter.

Under the Maryland REIT Law, a Maryland real estate investment trust, or REIT, generally cannot dissolve, amend its declaration of trust, convert or merge unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of the votes entitled to be cast on the matter. Our declaration of trust provides for approval of an amendment of the declaration of trust (except amendments to certain provisions of the declaration of trust) by a majority of shares entitled to vote on these actions provided the amendment has been approved by a two-thirds vote of our Board of Trustees. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our Board of Trustees.

          Board of Trustees. Our declaration of trust previously divided our Board of Trustees into three classes, with shareholders electing the Trustees of each class for three year terms and only one class of Trustees being elected each year. Pursuant to an amendment to our declaration of trust approved at our 2020 annual meeting of shareholders, effective at our 2021 annual meeting of shareholders, Trustees of the class of Trustees whose term expires at that meeting or that expires at a subsequent annual meeting of shareholders are elected annually, with all of our Trustees being elected annually as of our 2023 annual meeting of shareholders. The classified board provision, to the extent it is in effect, could have the effect of making the replacement of our incumbent Trustees more time consuming and difficult.

Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our common shares are listed, and subject to the voting rights of any class or series of our shares of beneficial interest which may be hereafter created, the election of a Trustee in an uncontested election, which is an election in which the number of nominees for election equals (or is less than) the number to be elected at the meeting, shall be by the affirmative vote of shares of beneficial interest representing a majority of the total number of votes cast and the election of a Trustee in a contested election shall be by a plurality of the votes cast by shares of beneficial interest then outstanding and entitled to vote thereon.

In case of failure to elect Trustees at an annual meeting of shareholders, the incumbent Trustees will hold over and continue to direct the management of our business and affairs until they resign or their successors are elected and qualify. Any vacancy on our Board of Trustees may be filled only by a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum, for the remaining term of the class in which the vacancy exists and until a successor is elected and qualifies. Our declaration of trust and bylaws provide that a Trustee may be removed only for cause by the affirmative vote either of all the remaining Trustees or of the holders of not less than two-thirds of our common shares then outstanding and entitled to vote generally in the election of Trustees. These provisions preclude shareholders from removing our incumbent Trustees unless for cause and they can obtain the requisite affirmative vote of shares.

Distribution rights. Subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the ownership restrictions described in our declaration of trust and bylaws, all of our common shares are entitled to receive distributions on our common shares if, as and when authorized by our Board of Trustees and declared by us out of assets legally available for distribution.

Liquidation rights. Subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the ownership restrictions described in our declaration of trust and bylaws, all of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Registration rights. Some of our shareholders have certain demand registration rights and piggyback and other registration rights with respect to our common shares held by them, as described from time to time in our periodic reports filed with the Securities and Exchange Commission.

Other rights and preferences. Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights, or preemptive rights to subscribe for any of our securities.

Preferred Shares

Pursuant to our declaration of trust, our Board of Trustees, without any action by our shareholders, may issue preferred shares from time to time, in one or more classes or series, with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any preferred shares as determined by our Board of Trustees from time to time. The issuance of preferred shares, the issuance of rights to purchase preferred shares or the possibility of the issuance of preferred shares or such rights could have the effect of delaying or preventing a change in our control. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we have issued or may issue in the future.

Restrictions on Transfer and Ownership of Shares

Our declaration of trust provides that our Board of Trustees has the power to refuse to permit a transfer of shares if it determines such transfer would jeopardize our qualification for taxation as a REIT under the Code. In connection with the foregoing, if our Board of Trustees shall, at any time, be of the opinion that (1) direct or indirect ownership (as defined in our declaration of trust) of shares representing more than 9.8% of the number, value or voting power of the total of our outstanding shares has or may become concentrated in the hands of one beneficial owner, other than specified excepted persons, (2) our shares would be owned by fewer than 100 persons, or (3) we would be “closely held” under Section 856(h) of the Code, our Board of Trustees shall have the power and right to (a) refuse to transfer or issue such excess shares to any person whose acquisition of such shares would, in the opinion of our Board of Trustees, result in the direct or indirect beneficial ownership of such excess shares by a person other than an excepted person and (b) to treat such excess shares as having been transferred to a trustee, as described more fully below, and the purported transfer to the proposed transferee shall be void ab initio, and such intended transferee deemed never to have had an interest in the shares.

Our bylaws provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number, whichever is more restrictive, of any class or series of our outstanding shares, or 9.8% in value or in number, whichever is more restrictive, of our outstanding common shares. Our bylaws also prohibit any person from beneficially or constructively owning our shares if that ownership would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify for taxation as a REIT. Any transfer of shares which results in our shares being owned by fewer than 100 persons will be void ab initio and the proposed transferee shall acquire no rights in such shares.

Our Board of Trustees, in its discretion, may exempt a person from the share ownership limitation if it determines, in its discretion, that: (1) the ownership of shares by such person would not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify for taxation as a REIT; (2) such person does not and will not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.8% interest in the tenant; (3) the ownership of shares in excess of the ownership limit pursuant to the exception requested would not cause a default under the terms of any contract to which we or any of our subsidiaries are party or reasonably expect to become a party; and (4) the ownership of shares in excess of the ownership limit is in our best interest. In connection with any requested exemption, our Board of Trustees may require such rulings from the Internal Revenue Service or opinions of counsel as it deems necessary or advisable in order to determine or ensure our qualification for taxation as a REIT and such representations, undertakings and agreements it determines to be necessary in order for it to make the foregoing determinations.

In determining whether to grant an exemption, our Board of Trustees may consider, among other factors, the following:

•the general reputation and moral character of the person requesting an exemption;

•whether the person’s ownership of shares would be direct or through ownership attribution;

•whether the person’s ownership of shares would interfere with the conduct of our business, including, without limitation, our ability to acquire additional properties or additional investments in issuers currently invested in by us or other issuers;

•whether granting an exemption would adversely affect any of our existing contractual arrangements;

•whether the person requesting an exemption has been approved as an owner by all regulatory or other governmental authorities that have jurisdiction over us; and

•whether the person requesting an exemption is attempting a change in control or to affect our policies in a way in which the Board of Trustees, in its discretion, considers adverse to our or our shareholders’ best interests.

If a person attempts a transfer of our shares in violation of the ownership limitations described above, then the Board of Trustees is authorized and empowered to deem that number of shares which would cause the violation (a) to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us or (b) to the fullest extent provided by law, to be void ab initio. A transfer to the charitable trust will be deemed to be effective on the business day prior to the date of the purported transfer. The prohibited owner will not acquire any rights in these excess shares (except to the extent provided below upon sale of the shares), will not benefit economically from ownership of any excess shares, will have no rights to distributions, will not possess any rights to vote and, to the extent permitted by law, will have no claim, cause of action or other recourse against the purported transferor of such shares. Subject to Maryland law, the trustee of the charitable trust will have the authority to rescind as void any vote cast by the prohibited owner prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible action, then the trustee will not have the authority to rescind and recast the vote. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary.

Unless otherwise directed by the Board of Trustees, within 20 days after receiving notice from us that our shares have been transferred to a charitable trust, or as soon thereafter as is practicable, the trustee will sell the shares and related rights held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the ownership limitations set forth in our bylaws. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

•the prohibited owner will receive the lesser of:

(1)the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, in the case of a gift, devise or other similar transaction, the market price (as defined in our bylaws) of the shares on the day of the event causing the shares to be transferred to the charitable trust, less our and the charitable trustee’s costs, expenses and compensation described below; and

(2)     the price received by the trustee from the sale of the shares held in the charitable trust; and

•any proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the charitable trust and trustee.

If such shares are sold by a prohibited owner, then:

•those shares will be deemed to have been sold on behalf of the charitable trust; and

•to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee, the prohibited owner must pay the excess to the trustee upon demand.

Also, shares held in the charitable trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•the price that was paid for the shares by the proposed transferee; and

•the market price of the shares on the date we or our designee accepts the trustee’s offer to sell.

In either of the above cases, the price per share will be less our and the charitable trustee’s costs, expenses and compensation described below.

We will have the right to accept the offer for a period of 90 days following the receipt by us of notice of the event that has caused the shares to be transferred. The net proceeds of the sale to us will be distributed to the prohibited owner pursuant to our declaration of trust.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of any shares that will or may violate the foregoing share ownership limitations, or any person who would have owned shares that resulted in a transfer to a charitable trust, is required to immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice, and to provide to us such other information as we may request.

Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after we so request, stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns and a description of the manner in which those shares are held. Any such owner who holds our shares as nominee for another person who is required to include distributions on our shares in his or her gross income (the actual owner) is required to give written notice to us stating the name and address of the actual owner and the number of each class and series of our shares of the actual owner with respect to whom the holder of our shares is nominee. Each such shareholder and each such actual owner is required to provide us with any additional information that we may request in order to determine our qualification for taxation as a REIT, to determine our compliance with other applicable laws or requirements of any governmental authority or to ensure compliance with the foregoing share ownership limitations. In addition, each beneficial and constructive shareholder (and each person holding our shares on behalf of such shareholder) is required to provide us with such information as we may request, in good faith, in order to determine our qualification for taxation as a REIT, to determine our compliance with other applicable laws or requirements of any governmental authority and compliance with such share ownership limitations.
Our bylaws provide that the trustee of the charitable trust is entitled to reasonable compensation, as approved by our Board of Trustees, and is entitled to be indemnified for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our bylaws. Any such compensation, costs and expenses may be funded from the charitable trust or by us and, if funded by us, we are entitled to reimbursement on a first priority basis from the charitable trust.

We are also entitled, without limiting a shareholder’s other obligations under our declaration of trust and bylaws, to collect from the charitable trust our costs and expenses incurred in the process of enforcing the ownership limitations contained in our bylaws.

The restrictions in our declaration of trust and bylaws described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated interdealer quotation system. Our bylaws provide, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

All certificates evidencing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.

The restrictions on transfer in our declaration of trust and bylaws are intended to assist with our compliance with the requirements for qualification for taxation as a REIT under the Code and otherwise to promote our orderly governance. These restrictions do not apply to the RMR Group LLC, or RMR LLC, or its affiliates.

Business Combinations

The Maryland General Corporation Law, or the MGCL, contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like us.
Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust’s outstanding voting shares; or

•an affiliate or associate of the trust who, at any time within the two year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the trust.

After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

•the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust’s shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which that shareholder otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees. Our declaration of trust provides that we have elected not to be governed by these provisions of the MGCL.

Control Share Acquisitions

The MGCL contains a provision which regulates control share acquisitions. This provision applies to REITs formed under Maryland law like us. The MGCL provides that control shares of a REIT formed under Maryland law acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares, which, if aggregated with all other shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the company. The MGCL provides for certain exceptions from the definition of control share acquisition.

A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay the expenses of the meeting, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute of the MGCL does not apply to the following:

•shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

•acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

Our declaration of trust provides that we have elected not to be governed by these provisions of the MGCL.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•a classified board;

•a two-thirds vote requirement for removing a trustee;

•a requirement that the number of trustees be fixed only by vote of the trustees;

•a requirement that a vacancy on the board be filled only by the remaining trustees in office and for the replacement trustee to serve for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•a majority requirement for the calling of a shareholder requested special meeting of shareholders.

Through provisions in our declaration of trust unrelated to Subtitle 8, we previously divided our Board of Trustees into three classes, with shareholders electing the Trustees of each class for three year terms and only one class of Trustees being elected each year. Pursuant to an amendment to our declaration of trust approved at our 2020 annual meeting of shareholders, effective at our 2021 annual meeting of shareholders, Trustees of the class of Trustees whose term expires at that meeting or that expires at a subsequent annual meeting of shareholders are elected annually, with all of our Trustees being elected annually as of our 2023 annual meeting of shareholders. Through other provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast in the election of such Trustee for the removal of any Trustee from our Board of Trustees, which removal will be allowed only for cause, subject to conditions, and require that only our Board of Trustees may fill vacancies on our Board of Trustees and vest in our Board of Trustees the exclusive power to call meetings of our shareholders. Under our bylaws, we have also elected to be subject to the provisions of Subtitle 8 that (1) require that a vacancy on our Board of Trustees be filled only by the remaining Trustees in office and for the remainder of the full term of the class of Trustees in which the vacancy occurred and (2) vest in our Board of Trustees the exclusive power to fix the number of our Trustees.

AntiTakeover Effect of Maryland Law and of Our Declaration of Trust and Bylaws

The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

•the prohibition in our declaration of trust and bylaws of any shareholder other than excepted holders, including RMR LLC and its affiliates, from owning more than 9.8% in value or in number, whichever is more restrictive, of any class or series of our outstanding shares, including our common shares;

•the division of our Trustees into classes until our 2023 annual meeting of shareholders, with three classes remaining with terms expiring in 2021 and 2022 and 2023, respectively, which could delay a change of control of us (although effective at our 2021 annual meeting of shareholders, Trustees of the class of Trustees whose term expires at that meeting or expires at a subsequent annual meeting of shareholders will be elected annually, with all of our Trustees being elected annually as of our 2023 annual meeting of shareholders, and with a majority of our current Trustees having terms expiring at our 2022 annual meeting of shareholders);

•shareholder voting rights and standards for the election of Trustees and other matters which generally require larger majorities for approval of actions which are not approved by our Trustees than for actions which are approved by our Trustees;

•the authority of our Board of Trustees, and not our shareholders, to adopt, amend or repeal our bylaws and to fill vacancies on our Board of Trustees;

•the fact that only our Board of Trustees, or if there are no Trustees, our officers, may call shareholder meetings and that shareholders are not entitled to act without a meeting;

•required qualifications for an individual to serve as a Trustee and a requirement that certain of our Trustees be Managing Trustees and other Trustees be Independent Trustees;

•limitations on the ability of, and various requirements that must be satisfied in order for, our shareholders to propose nominees for election to our Board of Trustees and propose other business to be considered at a meeting of our shareholders;

•the requirement that an individual Trustee may be removed only for cause, subject to conditions, by the affirmative vote of the holders of not less than two-thirds of our common shares entitled to vote in the election of Trustees or, with or without cause, by the affirmative vote of all the remaining Trustees;

•the authority of our Board of Trustees to adopt certain amendments to our declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class or series, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our shares or any new class or series of shares created by our Board of Trustees;

•requirements that shareholders comply with regulatory requirements (including Nevada and Louisiana gaming) affecting us which could effectively limit share ownership of us, including in some cases, to 5% of our outstanding shares;

•the requirement that amendments to our declaration of trust may be made only if approved by two-thirds of our Trustees;

•the business combination provisions of the MGCL, if the provision in our declaration of trust regarding our election not to be governed by such provisions is amended or eliminated; and

•the control share acquisition provisions of the MGCL, if the provision in our declaration of trust regarding our election not to be governed by such provisions is amended or eliminated.

In addition, our credit agreement governing our revolving credit facility also contains change in control provisions, as further described in that agreement, and our business and property management agreements with RMR LLC contain provisions that allow for termination for convenience and termination for a performance reason but require the payment of a termination fee, as further described in those agreements.

For all of these reasons, among others, our shareholders may be unable to realize a change of control premium for any of our shares they own or otherwise effect a change of our policies.

Transfer Agent and Registrar

            The transfer agent and registrar for our common shares is Equiniti Trust Company.

Listing

Our common shares are listed on Nasdaq under the symbol “SVC.”